                          Exhibit No. 99
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
Len Cereghino & Co.            CLIENT:  UNITED SECURITY
BANCORPORATION
CORPORATE INVESTOR RELATIONS   CONTACT: William C. Dashiell
2605 WESTERN AVE.                       President & CEO
SEATTLE, WA 98121                       (509) 467-6949
(206) 448-1996                          Gary E. Schell, Bank
of Pullman
NEWS RELEASE                            CEO, (509) 332-1561
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     UNITED SECURITY COMPLETES ACQUISITION OF BANK OF
PULLMAN

 SPOKANE, WA-October 21,1997-United Security Bancorporation (NASDAQ:USBN) announced it has completed its acquisition of Bank of Pullman and its parent Community Ban Corporation, for a total consideration of approximately $11.96 million in cash, effective at the close of business October 20. It will be accounted for as a purchase.
 Headquartered in Pullman, WA, the Bank will retain its own name and operate as USBN's third banking subsidiary-joining United Security Bank and Home Security Bank.
 "Bank of Pullman has been one of the leading banks in its region since 1970; it is an excellent addition to our organization," said William C. Dashiell, President and CEO of United Security Bancorporation. "Gary Schell, Pullman's President, and his talented staff have extensive experience and are welcome additions to our team."
 Pullman is the commercial center for the Palouse, the prime winter wheat growing region in Eastern Washington, and home of Washington State University. The Bank's six Washington offices serve an area adjacent to the Idaho State border and approximately 80 miles south of Spokane. None of its branches in Pullman, Colton, Palouse, and Uniontown overlap the existing 15 branches in United Security Bancorporation's system.
 "Bank of Pullman will play a key role in our growth beyond central and eastern Washington," Dashiell noted. "The Bank recently opened a branch in Moscow, Idaho, which is ten miles east of Pullman and home of the University of Idaho. This is the first Idaho branch after receiving regulatory approval to become an Idaho state-chartered bank.
 "With the completion of this acquisition, United Security Bancorporation would have had 22 branches and approximately $340 million in assets at September 30," Dashiell added.
"We will report third quarter results before month end; but they will not include Bank of Pullman figures because the merger closed after the end of the quarter." Bank of Pullman had approximately $50.9 million in deposits, $34.1 million in loans and $7.0 million in equity at June 30, 1997.
 State-chartered Bank of Pullman focuses on a balanced program of agriculture, business and commercial, and real estate lending. United Security Bancorporation is a multi-bank holding company. Its United Security Bank subsidiary serves customers in northeastern Washington, while Home Security Bank's branch offices are located in Central Washington and the Yakima Valley. In addition the company owns USB Insurance, a full-line insurance agency, USB Mortgage, a mortgage company, and USB Leasing, a commercial leasing company.
 Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including shareholder and regulatory approval, completion of the due diligence process, success of acquiring new locations and integrating newly-acquired branches, additional expansion opportunities, changes in the regulatory environment in Idaho regarding interstate banking, and other risk factors detailed in the company's Securities and Exchange Commission filings.